AMENDMENT NO. 1 TO
                          INVESTMENT BANKING AGREEMENT


         This Amendment No. 1 to Investment Banking Agreement is made as of this 23rd day of September, 1996 by and between DynaGen, Inc., having its business offices at 99 Erie Street, Cambridge, MA 02139 (the "Company") and H.J. Meyers & Co., Inc., having its business offices at 1895 Mt. Hope Avenue, Rochester, New York 14620 (the "Consultant").

         WHEREAS, the Company and the Consultant have entered into an Investment Banking Agreement dated November 20, 1995 (the "Agreement"); and

         WHEREAS, the parties desire to supplement and amend the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, it is agreed as follows:

         1. Paragraph 1 is hereby deleted and replaced in its entirety with the following:

                  "1. RETENTION. The Company hereby retains the Consultant to perform non-exclusive consulting services related to corporate finance and other matters, and the Consultant hereby accepts such retention and shall undertake reasonable efforts to perform for the Company the duties described herein. In this regard, subject to paragraph 7 hereof, the Consultant shall devote such time and attention to the business of the Company, as shall be determined by the Consultant, in its sole discretion, subject to the direction of the Chairman of the Company.

                       a) The Consultant agrees, to the extent reasonably required in the conduct of the business of the Company, and at the Company's request, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

                            (i) review the  Company's  managerial  and financial
requirements;

                            (ii) review budgets and business plans;

                            (iii)  analyze  and  assess   alternatives  for  the
Company, presented by the Company for raising capital, including public or private offerings of the Company's securities; and

                            (iv) prepare and  disseminate a "Corporate  Profile"
report in compliance with applicable state and federal securities laws.




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                       b) In  addition,  the  Consultant  agrees,  to the extent
reasonably required in the conduct of the business of the Company, and at the Company's request, to place at the disposal of the Company its judgment and experience and to provide a broad array of merger and acquisition services as requested by the Company including:

                            (i)  identifying  opportunities  for  a  transaction
involving the Company including, without limitation, the purchasing by the Company of other companies, or any of their businesses, assets, or properties, or the sale of the Company, or any of its businesses, assets or properties, more specifically, in connection with the Company's acquisition of certain assets of Able Laboratories, Inc.

                            (ii)   advising   the   Company    concerning   such
transactions with respect to structure;

                            (iii) providing detailed valuation analyses for such
transactions including formal fairness opinions if required.

                       c) At the Consultant's request, the Company will provide "due diligence" presentations to Registered Representatives of the Consultant and other brokerage firms."

         2. Paragraph 3(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "3.  Compensation.

                       a) The Consultant shall be paid the sum of $500,000.00 payable upon the signing of this Agreement. In addition, for its consulting services hereunder, the Company shall grant to the Consultant a warrant (the "Warrant") to purchase 400,000 shares of the Common Stock of the Company (the "Registerable Shares") exercisable for five (5) years from the date hereof at a price of $2.50 per share. Registerable Shares will not include any shares of Common Stock which are eligible for sale pursuant to Rule 144, as so opined by the Company's outside legal counsel. The Warrant shall be in a form to be mutually agreed upon by the parties. All compensation is non-refundable."

         3. All other terms and provisions of the Agreement shall remain in full force and effect.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

         DYNAGEN, INC.


         By: /s/ Dhananjay G. Wadekar
            --------------------------

         Title: Chairman and Executive V.P.
               -----------------------------

         H.J. MEYERS & CO., INC.


         /s/ Michael S. Smith
         ------------------------------------
         Michael S. Smith
         Managing Director, Corporate Finance